UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 24, 2018

PROTHENA CORPORATION PUBLIC LIMITED COMPANY
(Exact name of registrant as specified in its charter)

Ireland	001-35676	98-1111119
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
Adelphi Plaza
Upper George’s Street, Dún Laoghaire
Co. Dublin, A96 T927, Ireland
011-353-1-236-2500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement

On July 18, 2018, Prothena Biosciences Inc (“PBI”), a wholly owned subsidiary of Prothena Corporation plc (the “Company”), entered into a Sub-Sublease (the “Sub-Sublease”) with Assembly Biosciences, Inc. (the “Sub-Subtenant”) for Sub-Subtenant to sub-sublease from PBI approximately 46,641 square feet of office and laboratory space (the “Sub-Subleased Premises”) within PBI’s offices and laboratory space at 331 Oyster Point Boulevard, South San Francisco, California. PBI subleases that office and laboratory space, comprised of approximately 128,751 square feet (the “Subleased Premises”), from Amgen Inc. (the “Sublandlord”) pursuant to a Sublease dated as of March 22, 2016 (the “Sublease”).

On September 24, 2018, PBI, Prothena Corporation plc, the Sub-Subtenant, the Sublandlord and HCP BTC, LLC (the “Master Landlord”) entered into a Consent to Sub-Sublease (the “Consent”), with an effective date of September 19, 2018, pursuant to which the Master Landlord and the Sublandlord consented to the Sub-Sublease. Upon full execution and delivery of the Consent, the Sub-Sublease became effective and the term of the Sub-Sublease commenced.

The Sub-Sublease terminates on December 15, 2023, unless terminated earlier. The Sub-Sublease provides that the Sub-Subtenant’s obligation to pay rent to PBI shall commence on the date that PBI first delivers a portion of the Sub-Subleased Premises to the Sub-Subtenant, which occurred on September 24, 2018 (the “Rent Commencement Date”). PBI has agreed to, among other things, use good faith efforts to submit and obtain any and all necessary permits promptly, complete any and all improvements agreed upon in the Sub-Sublease and deliver the complete Sub-Subleased Premises not later than November 30, 2018.

The Sub-Sublease provides that the Sub-Subleased Premises may be delivered to the Sub-Subtenant in stages, and PBI is required to use good faith efforts to deliver the complete Sub-Subleased Premises to the Sub-Subtenant by November 30, 2018. The Sub-Sublease provides for initial annual base rent for the complete Sub-Subleased Premises of approximately $2.7 million, with increases of approximately 3.5% in annual base rent on September 1, 2019 and each anniversary thereof. The Sub-Sublease further provides that the Sub-Subtenant is obligated to pay to PBI certain additional amounts, including the following: (1) certain operating expenses allocated to the Sub-Subleased Premises; (2) additional charges, costs, fees or expenses related to the Sub-Subleased Premises for which PBI is separately charged under the Sublease with the Sublandlord or the lease between the Sublandlord and the Master Landlord (the “Master Lease”); (3) other sums of money relating to the Sub-Subleased Premises that are or become payable by PBI that have accrued during the term; (4) any real property taxes and assessments related to the Sub-Subleased Premises that are separately billed to the Sublandlord or PBI; (5) a management fee of 3.0% of base rent under the Sub-Sublease; and (6) charges of the Master Landlord or the Sublandlord or other amounts payable to the Master Landlord or the Sublandlord under the Master Lease or the Sublease caused by the Sub-Subtenant’s failure to perform its obligations under the Sub-Sublease.

The Sub-Sublease will terminate if the Master Lease or the Sublease terminates. PBI or the Sub-Subtenant may elect, subject to limitations set forth in the Sub-Sublease, to terminate the Sub-Sublease following a material casualty or condemnation affecting the Subleased Premises. PBI may terminate the Sub-Sublease following an event of default, which is defined in the Sub-Sublease to include, among other things, non-payment of amounts owing by the Sub-Subtenant under the Sub-Sublease.

PBI is required under the Sublease to pay to the Sublandlord 50% of that portion of the cash sums and other economic consideration received from the Sub-Subtenant that exceeds the base rent paid by PBI to Sublandlord after deducting certain of PBI’s costs.

Pursuant to the Sub-Sublease, the Sub-Subtenant has the option to expand the Sub-Subleased Premises to include approximately 33,137 square feet of additional office space in the building in which the Sub-Subleased Premises are located, which office space is neither currently built-out nor being used by PBI, provided the Sub-Subtenant gives notice to PBI by December 31, 2019. The Sub-Subtenant also has, under the Sub-Sublease, a right of first refusal regarding any future sub-sublease of any portion of the Subleased Premises. Sub-Subtenant’s right to exercise such expansion option and right of first refusal is subject to Master Landlord and Sublandlord's rights to consent to further subletting under the Master Lease and the Sublease, as applicable.

The foregoing description of the material terms of the Sub-Sublease and the Consent does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Sub-Sublease and the Consent, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q to be filed for the Company’s fiscal quarter ending September 30, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2018	PROTHENA CORPORATION PLC

	By:	/s/ A. W. Homan
	Name:	A. W. Homan
	Title:	Chief Legal Officer and Company Secretary